EXHIBIT 99.1

Broadridge Expands Asset Management Data and Analytics Offering Through Acquisition of Spence Johnson
Acquisition to provide unique combination of global retail and institutional data, market intelligence and insight

LAKE SUCCESS, N.Y., July 11, 2017 - Broadridge Financial Solutions, Inc. (NYSE:BR) has acquired Spence Johnson Limited, a leading provider of global institutional data and intelligence to the asset management industry. The acquisition will combine Broadridge’s global retail fund data and analytics solutions with Spence Johnson’s institutional data, market intelligence and insight, bringing together retail and institutional data and analytics in a single industry source for the first time. This powerful combination will extend Broadridge’s ability to provide its asset management clients with a holistic global market view enabling identification and analysis of growth opportunities.

“This acquisition is another step in Broadridge’s strategy to provide our asset management clients with leading data solutions and market intelligence on a global basis,” said Dan Cwenar, president, Broadridge Data and Analytics.

Broadridge’s Global Market Intelligence solution, which analyzes over 82,000 mutual funds and ETFs globally, will be expanded to include Spence Johnson’s Money in Motion product, which tracks over $7 trillion of institutional flows. Bringing together these two market leading solutions on cross border funds and institutional mandates will enable powerful analytics on assets and flows across the asset management industry. The expansion of capabilities in research and consultancy underscores Broadridge’s commitment to providing the industry with enhanced data and deeper insights.

“Combining Broadridge’s and Spence Johnson’s powerful data and analytics solutions will position Broadridge to provide our clients the ability to perform complete cross channel analysis, enabling unique geographic, market and product views,” said Stephanie Clarke, senior vice president of Broadridge’s Global Market Intelligence business. “The ability to measure and benchmark the market by geography, channel and product will be a significant advancement in asset management industry data, analytics and insight.”

“Spence Johnson is proud to join Broadridge and together provide the industry with an unprecedented view of the asset management marketplace,” said Magnus Spence, co-founder and CEO of Spence Johnson. “Our combined data and analytics will better enable us to provide our clients with the data and insights needed to identify growth opportunities.”

Terms were not disclosed.

About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR) a global fintech leader, provides investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities.  With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90 percent of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day.  Broadridge employs approximately 10,000 full-time associates in 16 countries. For more information about Broadridge, please visit www.broadridge.com.

Contact information:

Investors:
W. Edings Thibault
Investor Relations
+1 516-472-5129
edings.thibault@broadridge.com

Media:
EMEA
Cognito Media
Paul Bowhay/Oliver Mann
+44 207-426-9417
BroadridgeEMEA@cognitomedia.com

U.S.
Joe LoBello
+1 516-902-2694
joe@lobellocommunications.com

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